Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated May 29, 2026 (which includes an explanatory paragraph relating to Wilco 63 Corporation’s ability to continue as a going concern), relating to the financial statements of Wilco 63 Corporation, as of December 31, 2025 and for the period from November 3, 2025 (inception) through December 31, 2025, which is contained in the Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 29, 2026